Exhibit 99.1

News Release
www.nortel.com
FOR IMMEDIATE RELEASE

For more information:		May 1, 2007

Media	Media	Investors
Jay Barta	Mohammed Nakhooda	(888) 901-7286
(972) 685-2381	(647) 292-7180	(905) 863-6049
jbarta@nortel.com	mohammna@nortel.com	investor@nortel.com
Nortel Provides Certain Expected Financial Results for the First Quarter 2007
and Confirms Full Year 2007 Outlook
Appoints David W. Drinkwater as Chief Financial Officer, on an interim basis
•	Q1 2007 revenues expected to be approximately $2.48 billion, up 4 percent year over year, excluding the impact of our UMTS Access divestiture, revenues increased by 12 percent(a)

•	Q1 2007 gross margin expected slightly above 40 percent

•	Operating Margin(b) is expected to be slightly negative, 640 basis points better year over year

•	March 31, 2007 cash balance of $4.55 billion, which included net proceeds from the $1.15 billion Senior Notes offering

•	Cash Flow from operations was an outflow of $561 million, which includes $585 million outflow related to the litigation settlement
TORONTO — In advance of tomorrow’s Annual and Special Meeting of Shareholders, Nortel* Networks Corporation [NYSE/TSX: NT] today announced certain expected results for the first quarter of 2007. All dollar amounts in this press release are in U.S. dollars. As previously announced, the Company will hold a teleconference/audio webcast on Thursday, May 3, 2007 at 4:30 pm ET to discuss its first quarter 2007 financial results.
Revenues are expected to be approximately $2.48 billion for the first quarter of 2007, up 4 percent year over year. Excluding the impact of our UMTS Access divestiture, revenues increased by 12 percent compared to the year ago quarter(a). Gross margin is expected to be slightly higher than 40 percent of revenue and operating margin is expected to be slightly negative, 640 basis points better year over year.
Cash balance at the end the first quarter of 2007 was $4.55 billion. The increase in cash from the year end 2006 balance of $3.49 billion was primarily a result of the net proceeds from the $1.15 billion Senior Notes offering in March 2007.
For the full year 2007, the Company continues to expect revenues to be flat to down slightly compared to 2006, reflecting a decrease in revenues as a result of the UMTS Access disposition (note that 2006 UMTS Access revenues associated with the assets sold was approximately $660 million). The Company also continues to expect full year 2007 gross margin to be in the low 40’s, as a percentage of revenues, and operating margin (b) to be at 5 percent, or higher, of revenues.
The Company also announced that David Drinkwater has been appointed as Chief Financial Officer on an interim basis, effective May 1, 2007. As previously announced, Peter Currie stepped down from this position effective April 30, 2007, and he will continue to provide advice and assistance to the Company to ensure a smooth transition. Drinkwater has served as the Company’s Chief Legal Officer since December 2005, and has held senior positions with other world-class businesses, including as chief financial officer of Ontario Power Generation.
Gordon Davies, who has held a number of positions in the Company’s legal organization, including most recently as General Counsel — Corporate and Corporate Secretary, will assume the role of Chief Legal Officer on an interim basis, effective May 1, 2007.
Drinkwater has also been appointed interim Chief Financial Officer and Davies, interim Chief Legal Officer, of Nortel Networks Limited, the Company’s principal operating subsidiary.
(a) First quarter of 2006 included revenues of $173 million that related to the UMTS Access business that was sold on December 31, 2006. Revenues for the first quarter of 2006 excluding UMTS revenues is a non-GAAP measure. Nortel’s management believes that this supplemental information is meaningful, given the sale of the UMTS Access business, by providing greater transparency to investors with respect to Nortel’s performance and by facilitating comparisons to Nortel’s historical performance. This non-GAAP measure may also facilitate comparisons to Nortel’s historical performance and our competitors’ operating results. This non-GAAP measure should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.
(b) Operating Margin is a non-GAAP measure defined as Gross Profit less SG&A and R&D expenses. Operating Margin percentage is a non-GAAP measure defined as Operating Margin divided by Revenue. Nortel’s management believes that these measures are meaningful measurements of operating performance and provides greater transparency to investors with respect to Nortel’s performance and supplemental information used by management in its financial and operational decision making. These non-GAAP measures may also facilitate comparisons to Nortel’s historical performance and our competitors’ operating results. No reconciliation of the projected non-GAAP measure is provided to the comparable projected GAAP measure because Nortel does not predict special items that might occur in the future, and Nortel’s forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures. Thus, such a reconciliation is not available without unreasonable efforts. These non-GAAP measures should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. These measures may not be synonymous to similar measurement terms used by other companies.
About Nortel
Nortel is a recognized leader in delivering communications capabilities that make the promise of Business Made Simple a reality for our customers. Our next-generation technologies, for both service provider and enterprise networks, support multimedia and business-critical applications. Nortel’s technologies are designed to help eliminate today’s barriers to efficiency, speed and performance by simplifying networks and connecting people to the information they need, when they need it. Nortel does business in more than 150 countries around the world. For more information, visit Nortel on the Web at www.nortel.com. For the latest Nortel news, visit www.nortel.com/news.
Certain statements in this press release may contain words such as “could”, “expects”, “may”, “anticipates”, “believes”, “intends”, “estimates”, ”targets”, “envisions”, “seeks” and other similar language and are considered forward-looking statements or information under applicable securities legislation. These statements are based on Nortel’s current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which Nortel operates. These statements are subject to important assumptions, risks and uncertainties, which are difficult to predict and the actual outcome may be materially different. Nortel has made various assumptions in the preparation of its financial outlook in this press release, including the following company specific assumptions: no further negative impact to Nortel’s results of operations, financial condition and liquidity arising from Nortel’s restatements of its financial results; Nortel’s prices increasing at or above the rate of price increases for similar products in geographic regions in which Nortel sells its products; increase in sales to Nortel’s enterprise customers and wireless service provider customers in the Asia Pacific region as a result of Nortel’s joint venture with LG Electronics Inc.; improvement in Nortel’s product costs due to favorable supplier pricing, offset by higher costs associated with initial customer deployments in emerging markets; cost reductions resulting from the 2007 and 2006 restructuring plans; increased employee costs relative to expected cost of living adjustments and employee bonuses; and the effective execution of Nortel’s strategy, including implementation of its Business Transformation initiatives in 2007. Nortel has also made certain macroeconomic and general industry assumptions in the preparation of its financial guidance including: a modest decrease in the growth rate of the gross domestic product of global economies which is lower than the growth rate in 2006; global service provider capital expenditures in 2007 reflecting mid to high single digit growth as compared to high single digit growth in 2006; global growth rate to remain stable with investments in next generation products and services to offset declines in purchases of legacy equipment; and a moderate impact as a result of expected industry consolidation among service providers in various geographic regions, particularly in North America and EMEA. The above assumptions, although considered reasonable by Nortel at the date of this press release, may prove to be inaccurate and consequently Nortel’s actual results could differ materially from its expectations set out in this press release.
Further, actual results or events could differ materially from those contemplated in forward-looking statements as a result of the following (i) risks and uncertainties relating to Nortel’s business including: significant competition, competitive pricing practice, cautious capital spending by customers, industry consolidation, rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles, and other trends and industry characteristics affecting the telecommunications industry; any material, adverse affects on Nortel’s performance if its expectations regarding market demand for particular products prove to be wrong; the sufficiency of recently announced restructuring actions; any negative developments associated with Nortel’s suppliers and contract manufacturing agreements including our reliance on certain suppliers for key optical networking solutions components; potential penalties, damages or cancelled customer contracts from failure to meet delivery and installation deadlines and any defects or errors in Nortel’s current or planned products; fluctuations in foreign currency exchange rates; potential higher operational and financial risks associated with Nortel’s efforts to expand internationally; potential additional valuation allowances for all or a portion of Nortel’s deferred tax assets if market conditions deteriorate or future results of operations are less than expected; a failure to protect Nortel’s intellectual property rights, or any adverse judgments or settlements arising out of disputes regarding intellectual property; any negative effect of a failure to maintain integrity of Nortel’s information systems; changes in regulation of the telecommunications industry or other aspects of the industry; any failure to successfully operate or integrate strategic acquisitions, or failure to consummate or succeed with strategic alliances; Nortel’s potential inability to attract or retain the personnel necessary to achieve its business objectives or to maintain an effective risk management strategy; (ii) risks and uncertainties relating to Nortel’s liquidity, financing arrangements and capital including: any inability of Nortel to manage cash flow fluctuations to fund working capital requirements or achieve its business objectives in a timely manner or obtain additional sources of funding; high levels of debt, limitations on Nortel capitalizing on business opportunities because of senior notes covenants, or on obtaining additional secured debt pursuant to the provisions of indentures governing certain of Nortel’s public debt issues; Nortel’s below investment grade credit rating; any increase of restricted cash requirements for Nortel if it is unable to secure alternative support for obligations arising from certain normal course business activities, or any inability of Nortel’s subsidiaries to provide it with sufficient funding; any negative effect to Nortel of the need to make larger defined benefit plans contributions in the future or exposure to customer credit risks or inability of customers to fulfill payment obligations under customer financing arrangements; or any negative impact on Nortel’s ability to make future acquisitions, raise capital, issue debt and retain employees arising from stock price volatility and any declines in the market price of Nortel’s publicly traded securities; and (iii) risks and uncertainties relating to Nortel’s prior restatements and related matters including: any negative impact on Nortel and NNL of such restatement; legal judgments, fines, penalties or settlements, or any substantial regulatory fines or other penalties or sanctions, related to the ongoing regulatory and criminal investigations of Nortel in the U.S. and Canada; the significant dilution of Nortel’s existing equity positions resulting from the approval of its class action settlement; any significant pending or future civil litigation actions not encompassed by Nortel’s class action settlement; any unsuccessful remediation of Nortel’s material weakness in internal control over financial reporting resulting in an inability to report Nortel’s results of operations and financial condition accurately and in a timely manner; Nortel’s inability to access, in its current form, its shelf registration filed with the United States Securities and Exchange Commission (SEC); or any breach by Nortel of the continued listing requirements of the NYSE or TSX causing the NYSE and/or the TSX to commence s uspension or delisting procedures. For additional information with respect to certain of these and other factors, see Nortel’s Annual Report on Form10-K and other securities filings with the SEC. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
-end-
*Nortel, the Nortel logo and the Globemark are trademarks of Nortel Networks.
Nortel will host a teleconference/audio webcast to discuss First Quarter 2007 Results.
TIME: 4:30 PM - 5:30 PM ET on Thursday, May 3, 2007
To participate, please call the following at least 15 minutes prior to the start of the event.

Teleconference:		Webcast:
North America:	1-888-211-4395	www.nortel.com/q1earnings2007
International:	1-416-620-2013

Replay:
(Available one hour after the conference call)
North America:	1-800-383-0935	Passcode: 21337200#
International:	1-402-530-5545	Passcode: 21337200#
Webcast:	www.nortel.com/q1earnings2007